Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to including in this Current Report Form 8-K/A of Itron, Inc. our report dated March 10, 2017, with respect to the consolidated financial statements of Silver Spring Networks, Inc., for the years ended December 31, 2016 and 2015, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, CA
March 21, 2018